Putnam Floating Rate Income Fund, 2/28/17, annual report

Because the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	  11,455
Class B	  553
Class C	  2,747
Class M   152

72DD2 (000s omitted)

Class R	  19
Class Y	  11,798

73A1

Class A	  0.314065
Class B	  0.296841
Class C	  0.250009
Class M	  0.309722

73A2

Class R	  0.292647
Class Y	  0.335666

74U1	(000s omitted)

Class A	  39,165
Class B	  1,908
Class C	  11,597
Class M	  474

74U2	(000s omitted)

Class R	  54
Class Y	  41,616

74V1

Class A	  8.63
Class B	  8.63
Class C	  8.63
Class M	  8.63

74V2

Class R	  8.63
Class Y	  8.64

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.